                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ___ )*


                                 GENVEC, INC.
               ------------------------------------------------
                               (Name of Issuer)


                   COMMON STOCK, PAR VALUE $0.001 PER SHARE
               ------------------------------------------------
                        (Title of Class of Securities)


                                  37246C109
                           ------------------------
                                (CUSIP Number)


             ----------------------------------------------------
             (Date of Event Which Requires Filing This Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                            [   ]    Rule 13d-1(b)

                            [ X ]    Rule 13d-1(c)

                            [   ]    Rule 13d-1(d)

CUSIP No.       37246C109
          -----------------------

         1.       Names of Reporting Persons             BB BIOTECH AG
                                             --------------------------------------------------

                  I.R.S. Identification Nos. of above persons (entities only):         N/A
                                                                               ----------------


         2.       Check the Appropriate Box if a Member of a Group (See Instructions)

                  (a)   [X]

                  (b)   [ ]


         3.       SEC  Use Only
                                ----------------------------------------------------------------


         4.       Citizenship or Place of Organization                SWITZERLAND
                                                       -----------------------------------------

         Number of Shares Beneficially        5.    Sole Voting Power                 0
         Owned by Each Reporting Person                                       ------------------
         with:

                                              6.    Shared Voting Power           1,401,185
                                                                              ------------------


                                              7.    Sole Dispositive Power            0

                                                                              ------------------


                                              8.    Shared Dispositive Power      1,401,185
                                                                              ------------------

         9.     Aggregate Amount Beneficially Owned
                by Each Reporting Person                             1,401,185
                                                    --------------------------------------------


         10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares     [   ]


         11.    Percent of Class Represented by amount in Row (9)              7.9%
                                                                  ------------------------------


         12.    Type of Reporting Person (See Instructions)                    HC,CO
                                                            ------------------------------------

CUSIP No.       37246C109
          -----------------------

         1.     Names of Reporting Persons                   BIOTECH GROWTH S.A.
                                             ---------------------------------------------------

                I.R.S. Identification Nos. of above persons (entities only):          N/A
                                                                               -----------------


         2.     Check the Appropriate Box if a Member of a Group (See Instructions)

                (a)   [X]

                (b)   [ ]


         3.     SEC  Use Only
                                ----------------------------------------------------------------


         4.     Citizenship or Place of Organization               REPUBLIC OF PANAMA
                                                       -----------------------------------------

         Number of Shares Beneficially        5.    Sole Voting Power                 0
         Owned by Each Reporting Person                                       ------------------
         with:

                                              6.    Shared Voting Power           1,401,185
                                                                              ------------------


                                              7.    Sole Dispositive Power            0
                                                                              ------------------


                                              8.    Shared Dispositive Power      1,401,185
                                                                              ------------------

         9.     Aggregate Amount Beneficially Owned
                by Each Reporting Person                             1,401,185
                                                    --------------------------------------------


         10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares     [   ]


         11.    Percent of Class Represented by amount in Row (9)             7.9%
                                                                  ------------------------------


         12.    Type of Reporting Person (See Instructions)                  CO
                                                            ------------------------------------

ITEM 1

         1(a)   Name of Issuer:                  GENVEC, INC.
                               ------------------------------------------------

         1(b)   Address of Issuer's Principal Executive Offices:

                    65 WEST WATKINS MILL ROAD, GAITHERSBURG, MARYLAND 20878
                ---------------------------------------------------------------

ITEM 2

         2(a) Name of Person Filing: BB BIOTECH AG ("BB BIOTECH"), ON BEHALF OF BIOTECH GROWTH S.A. ("BIOGROWTH"), ITS WHOLLY-OWNED SUBSIDIARY AND RECORD OWNER OF THE SECURITIES.

         2(b)   Address of Principal Business Office or, if none, Residence:

                BB BIOTECH AG:  VODERGASSE 3, CH-8300 SCHAFFHAUSEN, SWITZERLAND

                BIOTECH GROWTH S.A.: CALLE 53, URBANIZACION OBARRIO, TORRE
                                     SWISS BANK, PISO 16, PANAMA CITY, ZONA 1,
                                     REPUBLIC OF PANAMA

         2(c)   Citizenship:                        SWITZERLAND
                                    -------------------------------------------

         2(d)   Title of Class of Securities   COMMON STOCK, PAR VALUE $0.001
                                               PER SHARE
                                               ------------------------------

         2(e)   CUSIP Number                          37246C109
                                        -----------------------------------


ITEM 3

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         a.   [  ] Broker or Dealer registered under Section 15 of the Act.

         b.   [  ] Bank as defined in Section 3(a)(6) of the Act.

         c. [ ] Insurance company as defined in Section 3(a)(19) of the Act.

         d. [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

         e.   [  ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

         f. [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         g. [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         h. [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         i. [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

         j.   [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)    Amount beneficially owned:            1,401,185
                                           -------------------------------

         (b)    Percent of class:                        7.9%
                                           -------------------------------

         (c)    Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote         0
                                                                 --------------

                (ii)  Shared power to vote or to direct the vote   1,401,185
                                                                 --------------

                (iii) Sole power to dispose or to direct the
                      disposition of                                   0
                                                                 --------------

                (iv)  Shared power to dispose or to direct the
                      disposition of                               1,401,185
                                                                 --------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                     N/A
-------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         THIS STATEMENT IS FILED JOINTLY BY BB BIOTECH AND BIOGROWTH. BIOGROWTH IS A WHOLLY OWNED SUBSIDIARY OF BB BIOTECH.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                     N/A
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                                     N/A
-------------------------------------------------------------------------------

ITEM 10.  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURES

         After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     BB BIOTECH AG

Date:            FEBRUARY 14, 2001              By:    /s/ DUBRAVKA RACNJAK
         -------------------------------            -------------------------

                                              Name:      DUBRAVKA RACNJAK
                                                    -------------------------

                                             Title:    SIGNATORY AUTHORITY
                                                    -------------------------


Date:            FEBRUARY 14, 2001              By:      /s/ ANDERS HOVE
         -------------------------------            -------------------------

                                              Name:        ANDERS HOVE
                                                    -------------------------

                                             Title:    SIGNATORY AUTHORITY
                                                    -------------------------


                                                     BIOTECH GROWTH S.A.

Date:            FEBRUARY 14, 2001              By:     /s/ DUBRAVKA RACNJAK
         -------------------------------             ------------------------

                                              Name:       DUBRAVKA RACNJAK
                                                     ------------------------

                                             Title:     SIGNATORY AUTHORITY
                                                     ------------------------


Date:            FEBRUARY 14, 2001              By:       /s/ ANDERS HOVE
         -------------------------------             ------------------------

                                              Name:         ANDERS HOVE
                                                     ------------------------

                                             Title:     SIGNATORY AUTHORITY
                                                     ------------------------

                                  EXHIBIT A


                            JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G (including all amendments thereto) is filed on behalf of each of the undersigned.

                                                     BB BIOTECH AG

Date:            FEBRUARY 14, 2001              By:    /s/ DUBRAVKA RACNJAK
         -------------------------------            -------------------------

                                              Name:      DUBRAVKA RACNJAK
                                                    -------------------------

                                             Title:    SIGNATORY AUTHORITY
                                                    -------------------------


Date:            FEBRUARY 14, 2001              By:      /s/ ANDERS HOVE
         -------------------------------            -------------------------

                                              Name:        ANDERS HOVE
                                                    -------------------------

                                             Title:    SIGNATORY AUTHORITY
                                                    -------------------------


                                                     BIOTECH GROWTH S.A.

Date:            FEBRUARY 14, 2001              By:     /s/ DUBRAVKA RACNJAK
         -------------------------------             ------------------------

                                              Name:       DUBRAVKA RACNJAK
                                                     ------------------------

                                             Title:     SIGNATORY AUTHORITY
                                                     ------------------------


Date:            FEBRUARY 14, 2001              By:       /s/ ANDERS HOVE
         -------------------------------             ------------------------

                                              Name:         ANDERS HOVE
                                                     ------------------------

                                             Title:     SIGNATORY AUTHORITY
                                                     ------------------------